UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2017

HALCÓN RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35467	20-0700684
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Louisiana St., Suite 6700 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 538-0300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Agreement to Acquire Southern Delaware Basin Assets (Pecos and Reeves Counties)

On January 18, 2017, Halcón Energy Properties, Inc., a wholly owned subsidiary of Halcón Resources Corporation (“Halcón” or the “Company”), entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Samson Exploration, LLC (“Samson”), pursuant to which Halcón has agreed to acquire a total of 20,748 net acres and related assets in the Southern Delaware Basin located in Pecos and Reeves Counties, Texas (collectively, the “Pecos County Assets”) for a total purchase price of $705.0 million.  The effective date of the proposed acquisition is November 1, 2016, and Halcón expects to close the transaction by early March 2017.

The purchase price is subject to adjustments for (i) operating expenses, capital expenditures and revenues between the effective date and the closing date, (ii) title, casualty and environmental defects, and (iii) other purchase price adjustments customary in oil and gas purchase and sale agreements. Pursuant to the terms of the Purchase Agreement, Halcón paid into escrow a deposit totaling $55.0 million on the signing date, which amount will be applied to the purchase price if the transaction closes.

Samson and Halcón each make representations and warranties in the Purchase Agreement that are customary for a transaction of this type. The Purchase Agreement also includes customary covenants relating to the operation of the Pecos County Assets and other matters. The parties have agreed to indemnify one another for breaches of their respective representations and warranties, as well as the operation of the Pecos County Assets prior to (in the case of the Samson) and after (in the case of Halcón) the closing date. Indemnities for breaches of representations and warranties, and any purchase price adjustments attributable to title or environmental defects, are subject to certain threshold limitations.

The completion of the acquisition of the Pecos County Assets is subject to customary closing conditions. Either party may terminate the Purchase Agreement if certain closing conditions have not been satisfied, or if total adjustments to the purchase price for defects exceed 10% of the purchase price, or $70.5 million, or the transaction has not closed on or before June 1, 2017.  If one or more of the closing conditions are not satisfied, or if the transaction is otherwise terminated, the acquisition may not be completed. As discussed above, the Company has made a performance deposit with Samson that is refundable only in specified circumstances if the transaction is not consummated. There can be no assurance that the Company will acquire the Pecos County Assets on the terms or timing described or at all. Even if the Company consummates the acquisition of the Pecos County Assets, it may not be able to achieve the expected benefits.

Halcón plans to partially finance the acquisition of the Pecos County Assets with the proceeds from the divestiture of its El Halcón Assets described below. The closing of the acquisition of the Pecos County Assets is not conditioned on the consummation of the divestiture.

Agreement to Divest East Texas Eagle Ford Assets

On January 24, 2017, certain subsidiaries of Halcón entered into an Agreement of Sale and Purchase (the “Sale Agreement”) with a subsidiary of Hawkwood Energy, LLC (“Hawkwood”) for the sale of all of its oil and natural gas properties and related assets located in the El Halcón area of East Texas (the “El Halcón Assets”) for a total purchase price of $500.0 million.  The effective date of the proposed sale is January 1, 2017, and Halcón expects to close the transaction in early March 2017.

The sale properties include approximately 80,500 net acres prospective for the Eagle Ford formation in East Texas.  Proved reserves from these properties accounted for approximately 21.8 MMBoe, or approximately 15% of the Company’s estimated year-end 2015 proved reserves.

The Company intends to use the net proceeds from the divestiture of the El Halcón Assets, if such transaction closes, to partially fund the acquisition of the Pecos County Assets.

The purchase price is subject to adjustments for (i) operating expenses, capital expenditures and revenues between the effective date and the closing date, (ii) title, casualty and environmental defects, and (iii) other purchase price adjustments customary in oil and gas purchase and sale agreements. Pursuant to the terms of the Sale Agreement, Hawkwood will pay into escrow a deposit totaling $32.5 million within one business day of the signing date, which amount will be applied to the purchase price if the transaction closes.

Hawkwood and Halcón each make representations and warranties in the Sale Agreement that are customary for a transaction of this type. The Sale Agreement also includes customary covenants relating to the operation of the El Halcón Assets and other matters. The parties have agreed to indemnify one another for breaches of their respective representations and warranties, as well as the operation of the El Halcón Assets prior to (in the case of the Halcón) and after (in the case of Hawkwood) the closing date. Indemnities for breaches of representations and warranties, and any purchase price adjustments attributable to title or environmental defects, are subject to certain threshold limitations.

The completion of the divestiture of the El Halcón Assets is subject to customary closing conditions. The parties may terminate the Purchase Agreement if certain closing conditions have not been satisfied, or if total adjustments to the purchase price exceed 20% of the purchase price, $106.0 million, or the transaction has not closed on or before March 20, 2017. If one or more of the closing conditions are not satisfied, or if the transaction is otherwise terminated, the divestiture may not be completed. There can be no assurance that the Company will sell the El Halcón Assets on the terms or timing described or at all.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALCÓN RESOURCES CORPORATION

January 24, 2017	By:	/s/ Mark J. Mize
	Name:	Mark J. Mize
	Title:	Executive Vice President, Chief Financial Officer and Treasurer